Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on their behalf of Amendment No. 1 to Schedule 13D and any amendments thereto, with respect to the shares of Common Stock, par value $0.001 per share, of Intermolecular, Inc. and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated: August 13, 2019	MERCK FINANCIAL TRADING GMBH

	By:	/s/ Dr. Jens Klatyk
	Name:	Dr. Jens Klatyk
	Title:	Managing Director

	By:	/s/ Norbert Schül
	Name:	Norbert Schül
	Title:	Managing Director

MERCK 24. ALLGEMEINE BETEILIGUNGS-GMBH

	By:	/s/ Dr. Stefan Fandel
	Name:	Dr. Stefan Fandel
	Title:	Managing Director

	By:	/s/ Thomas Zens
	Name:	Thomas Zens
	Title:	Holder of Procuration

MERCK KGaA

	By:	/s/ Dr. Friederike Rotsch
	Name:	Dr. Friederike Rotsch
	Title:	Group General Counsel

	By:	/s/ Roman Werth
	Name:	Roman Werth
	Title:	Head of Mergers & Acquisitions